UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 5)


                             Resource America, Inc.
                             ----------------------
                                (Name of Issuer)

                          Common Stock, par value $0.01
                          -----------------------------
                         (Title of Class of Securities)

                                    761195205
                                    ---------
                                 (CUSIP Number)



                                  July 9, 2007
                                  ------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                           ------------------------
CUSIP No. 761195205                       13G           Page 2 of 19 Pages
-----------------------------                           ------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kenneth H. Shubin Stein, MD, CFA
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            3,600
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          1,907,248
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            3,600
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,907,248
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,910,848
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.9%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 761195205                       13G           Page 3 of 19 Pages
-----------------------------                           ------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          1,907,248
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,907,248
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,907,248
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.8%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 761195205                       13G           Page 4 of 19 Pages
-----------------------------                           ------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Opportunity Fund, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          822,331
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            822,331
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           822,331
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 761195205                       13G           Page 5 of 19 Pages
-----------------------------                           ------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          822,331
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            822,331
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           822,331
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 761195205                       13G           Page 6 of 19 Pages
-----------------------------                           ------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Offshore Opportunity Fund, Ltd.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          653,407
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            653,407
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           653,407
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 761195205                       13G           Page 7 of 19 Pages
-----------------------------                           ------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Offshore Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          653,407
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            653,407
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           653,407
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 761195205                       13G           Page 8 of 19 Pages
-----------------------------                           ------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CIL Spencer Limited
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          170,983
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            170,983
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           170,983
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 761195205                       13G           Page 9 of 19 Pages
-----------------------------                           ------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Columbia Avenue Capital, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Oklahoma
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          81,988
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            81,988
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           81,988
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 761195205                       13G           Page 10 of 19 Pages
-----------------------------                           ------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Select Fund, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          49,098
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            49,098
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,098
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 761195205                       13G           Page 11 of 19 Pages
-----------------------------                           ------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Select Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          49,098
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            49,098
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,098
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 761195205                       13G           Page 12 of 19 Pages
-----------------------------                           ------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Opportunity Fund II, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          129,441
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            129,441
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           129,441
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

-----------------------------                           ------------------------
CUSIP No. 761195205                       13G           Page 13 of 19 Pages
-----------------------------                           ------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Partners II, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          129,441
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            129,441
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           129,441
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

     This Amendment No. 5 to Schedule 13G (this "Amendment No. 5") is filed with respect to the Common Stock of Resource America, Inc., a Delaware corporation, to amend the Schedule 13G filed on December 7, 2004 (as amended by Amendment No. 1 thereto filed on September 13, 2005, Amendment No. 2 thereto filed on February 23, 2006, Amendment No. 3 thereto filed on February 14, 2007, Amendment No. 4 thereto filed on March 1, 2007, and this Amendment No. 5, the "Schedule 13G"). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Schedule 13G.

Item 4.   Ownership

Item 4 is hereby amended and restated as follows:

     The percentages used herein are calculated based upon the 17,609,191 shares of Common Stock issued and outstanding as of May 1, 2007, as reported on the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed by the Issuer with the Securities and Exchange Commission on May 4, 2007.

     As of July 10, 2007:

     1.   Kenneth H. Shubin Stein, MD, CFA
          (a) Amount beneficially owned: 1,910,848
          (b) Percent of class: 10.9%
          (c) (i)   Sole power to vote or direct the vote: 3,600
              (ii)  Shared power to vote or direct the vote: 1,907,248
              (iii) Sole power to dispose or direct the disposition: 3,600
              (iv)  Shared power to dispose or direct the disposition: 1,907,248

     2.   Spencer Capital Management, LLC
          (a) Amount beneficially owned: 1,907,248
          (b) Percent of class: 10.8%
          (c) (i)   Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 1,907,248
              (iii) Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 1,907,248

     3.   Spencer Capital Opportunity Fund, LP
          (a) Amount beneficially owned: 822,331
          (b) Percent of class: 4.7%
          (c) (i)   Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 822,331
              (iii) Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 822,331

     4.   Spencer Capital Partners, LLC
          (a) Amount beneficially owned: 822,331
          (b) Percent of class: 4.7%
          (c) (i)   Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 822,331
              (iii) Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 822,331

     5.   Spencer Capital Offshore Opportunity Fund, LP
          (a) Amount beneficially owned: 653,407
          (b) Percent of class: 3.7%
          (c) (i)   Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 653,407
              (iii) Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 653,407

     6.   Spencer Capital Offshore Partners, LLC
          (a) Amount beneficially owned: 653,407
          (b) Percent of class: 3.7%
          (c) (i)   Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 653,407
              (iii) Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 653,407

     7.   CIL Spencer Limited
          (a) Amount beneficially owned: 170,983
          (b) Percent of class: 1.0%
          (c) (i)   Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 170,983
              (iii) Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 170,983

     8.   Columbia Avenue Capital, LLC
          (a) Amount beneficially owned: 81,988
          (b) Percent of class: 0.5%
          (c) (i)   Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 81,988
              (iii) Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 81,988

     9.   Spencer Capital Select Fund, LP
          (a) Amount beneficially owned: 49,098
          (b) Percent of class: 0.3%
          (c) (i)   Sole power to vote or direct the vote: 0
              (ii)  Shared power to vote or direct the vote: 49,098
              (iii) Sole power to dispose or direct the disposition: 0
              (iv)  Shared power to dispose or direct the disposition: 49,098

     10.   Spencer Select Partners, LLC
           (a) Amount beneficially owned: 49,098
           (b) Percent of class: 0.3%
           (c) (i)   Sole power to vote or direct the vote: 0
               (ii)  Shared power to vote or direct the vote: 49,098
               (iii) Sole power to dispose or direct the disposition: 0
               (iv)  Shared power to dispose or direct the disposition: 49,098

     11.   Spencer Capital Opportunity Fund II, LP
           (a) Amount beneficially owned: 129,441
           (b) Percent of class: 0.7%
           (c) (i)   Sole power to vote or direct the vote: 0
               (ii)  Shared power to vote or direct the vote: 129,441
               (iii) Sole power to dispose or direct the disposition: 0
               (iv)  Shared power to dispose or direct the disposition: 129,441

     12.   Spencer Capital Partners II, LLC
           (a) Amount beneficially owned: 129,441
           (b) Percent of class: 0.7%
           (c) (i)   Sole power to vote or direct the vote: 0
               (ii)  Shared power to vote or direct the vote: 129,441
               (iii) Sole power to dispose or direct the disposition: 0
               (iv)  Shared power to dispose or direct the disposition: 129,441


Item 10.   Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                            [Signature pages follow]

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 11, 2007

                               SPENCER CAPITAL MANAGEMENT, LLC


                               By: /s/ Kenneth H. Shubin Stein, MD, CFA
                                   -----------------------------------------
                                    Name:   Kenneth H. Shubin Stein, MD, CFA
                                    Title:  Managing Member


                               SPENCER CAPITAL OPPORTUNITY FUND, LP

                               By:  Spencer Capital Partners, LLC,
                                      Its General Partner


                               By: /s/ Kenneth H. Shubin Stein, MD, CFA
                                   -----------------------------------------
                                    Name:   Kenneth H. Shubin Stein, MD, CFA
                                    Title:  Managing Member


                               SPENCER CAPITAL PARTNERS, LLC


                               By: /s/ Kenneth H. Shubin Stein, MD, CFA
                                   -----------------------------------------
                                    Name:   Kenneth H. Shubin Stein, MD, CFA
                                    Title:  Managing Member


                               SPENCER CAPITAL OFFSHORE OPPORTUNITY FUND, LTD.

                               By:  Spencer Capital Offshore Partners, LLC,
                                      Its Management Company


                               By: /s/ Kenneth H. Shubin Stein, MD, CFA
                                   -----------------------------------------
                                    Name:   Kenneth H. Shubin Stein, MD, CFA
                                    Title:  Managing Member



               [SIGNATURE PAGE OF AMENDMENT NO. 5 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                              SPENCER CAPITAL OFFSHORE PARTNERS, LLC


                              By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                   -----------------------------------------
                                   Name:   Kenneth H. Shubin Stein, MD, CFA
                                   Title:  Managing Member


                              CIL SPENCER LIMITED

                              By:  Spencer Capital Management, LLC,
                                   Its Investment Adviser


                              By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                   -----------------------------------------
                                   Name:   Kenneth H. Shubin Stein, MD, CFA
                                   Title:  Managing Member


                              COLUMBIA AVENUE CAPITAL, LLC

                              By:  Spencer Capital Management, LLC,
                                   Its Investment Adviser


                              By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                   -----------------------------------------
                                   Name:   Kenneth H. Shubin Stein, MD, CFA
                                   Title:  Managing Member


                              SPENCER CAPITAL SELECT FUND, LP

                              By:  Spencer Select Partners, LLC,
                                   Its General Partner


                             By:   /s/ Kenneth H. Shubin Stein, MD, CFA
                                   -----------------------------------------
                                   Name:   Kenneth H. Shubin Stein, MD, CFA
                                   Title:  Managing Member


                              SPENCER SELECT PARTNERS, LLC


                              By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                   -----------------------------------------
                                   Name:   Kenneth H. Shubin Stein, MD, CFA
                                   Title:  Managing Member



               [SIGNATURE PAGE OF AMENDMENT NO. 5 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                              SPENCER CAPITAL OPPORTUNITY FUND II, LP

                              By:  Spencer Capital Partners II, LLC,
                                     Its General Partner


                              By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                   -----------------------------------------
                                    Name:   Kenneth H. Shubin Stein, MD, CFA
                                    Title:  Managing Member




                              SPENCER CAPITAL PARTNERS II, LLC


                              By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                   -----------------------------------------
                                    Name:   Kenneth H. Shubin Stein, MD, CFA
                                    Title:  Managing Member



                              /s/ Kenneth H. Shubin Stein, MD, CFA
                              ----------------------------------------------
                              Name:  Kenneth H. Shubin Stein, MD, CFA





               [SIGNATURE PAGE OF AMENDMENT NO. 5 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]